Exhibit 99.19

October 2, 2009

Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attn: William Chisholm

SIXTH AMENDED AND RESTATED COMMITMENT LETTER

$65 MILLION SENIOR SECURED CREDIT FACILITY

Ladies and Gentlemen:

As we, Wells Fargo Foothill, LLC (“WFF”) and CapitalSource Bank (“CapSource”; WFF and CapSource each a “Lender” and severally, the “Lenders” or “we” or “us”), understand, Symphony Technology Group (the “Sponsor” or “you”) has formed an acquisition entity (“Newco”) in order to acquire (the “Acquisition”) MSC.Software Corporation (the “Company”). The Acquisition is to be accomplished by means of the merger of a wholly-owned subsidiary of Newco with and into Company, with Company as the survivor of such merger. The Lenders further understand that Sponsor is desirous of obtaining financing for Company in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance certain of Company’s existing indebtedness, (c) finance general corporate purposes of Company (including permitted acquisitions (“Permitted Acquisitions”; such term to be defined in a mutually agreeable manner in the final loan documentation for the Facility (as hereinafter defined)), and (d) pay fees and expenses associated with the transactions contemplated hereby (collectively, the “Transaction”). You have informed WFF and CapSource that the sources and uses (the “Sources and Uses”) for the debt and equity financing of the Transaction are as set forth on Annex A hereto.

Reference is hereby made to that certain commitment letter, dated July 7, 2009 (together with the exhibits and annexes thereto, the “Original Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain term sheet attached thereto (together with the exhibits and annexes thereto, the “Original Term Sheet”).

Reference is hereby made to that certain amended and restated commitment letter, dated September 14, 2009 (together with the exhibits and annexes thereto, the “Amended and Restated Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain amended and restated term sheet attached thereto (together with the exhibits and annexes thereto, the “Amended and Restated Term Sheet”).

Symphony Technology Group

October 2, 2009

Reference is hereby made to that certain second amended and restated commitment letter, dated September 21, 2009 (together with the exhibits and annexes thereto, the “Second Amended and Restated Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain amended and restated term sheet attached thereto (together with the exhibits and annexes thereto, the “Second Amended and Restated Term Sheet”).

Reference is hereby made to that certain third amended and restated commitment letter, dated September 23, 2009 (together with the exhibits and annexes thereto, the “Third Amended and Restated Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain amended and restated term sheet attached thereto (together with the exhibits and annexes thereto, the “Third Amended and Restated Term Sheet”).

Reference is hereby made to that certain fourth amended and restated commitment letter, dated September 24, 2009 (together with the exhibits and annexes thereto, the “Fourth Amended and Restated Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain amended and restated term sheet attached thereto (together with the exhibits and annexes thereto, the “Fourth Amended and Restated Term Sheet”).

Reference is hereby made to that certain fifth amended and restated commitment letter, dated September 28, 2009 (together with the exhibits and annexes thereto, the “Fifth Amended and Restated Commitment Letter”), addressed to Sponsor by WFF and CapSource, and that certain amended and restated term sheet attached thereto (together with the exhibits and annexes thereto, the “Fifth Amended and Restated Term Sheet”).

The Lenders are pleased to provide you with this sixth amended and restated commitment letter (the “Sixth Amended and Restated Commitment Letter”), and the sixth amended and restated term sheet attached hereto (the “Sixth Amended and Restated Term Sheet”), which establish the terms and conditions under which WFF (on a several basis) commits to provide to Company $45,000,000 and CapSource (on a several basis) commits to provide to Company $20,000,000 of a $65,000,000 senior secured credit facility (the “Facility”). The Sixth Amended and Restated Commitment Letter and the Sixth Amended and Restated Term Sheet supersede and amend and restate in their entirety the Fifth Amended and Restated Commitment Letter and the Fifth Amended and Restated Term Sheet, respectively. The parties acknowledge that the Sixth Amended and Restated Term Sheet and this Sixth Amended and Restated Commitment Letter (a) summarize all of the substantive conditions precedent to the Facility, and (b) summarize all of the substantive covenants, representations, and events of default but do not purport to summarize the other provisions that will be in the definitive legal documentation. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in the Sixth Amended and Restated Term Sheet or this Sixth Amended and Restated Commitment Letter) will be customary for transactions of this type or otherwise acceptable to Sponsor, WFF, and CapSource. In addition, the parties acknowledge and agree that the commitments of WFF and CapSource are several obligations and are not joint or joint and several commitments.

Symphony Technology Group

October 2, 2009

Expenses and Indemnification

You agree (a) to pay or reimburse, all reasonable, out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations, and audits) (the “Expenses”) incurred by or on behalf of WFF and/or CapSource in connection with (i) the preparation, negotiation, execution, and delivery of this Sixth Amended and Restated Commitment Letter, the Sixth Amended and Restated Term Sheet, the Fifth Amended and Restated Commitment Letter, the Fifth Amended and Restated Term Sheet, the Fourth Amended and Restated Commitment Letter, the Fourth Amended and Restated Term Sheet, the Third Amended and Restated Commitment Letter, the Third Amended and Restated Term Sheet, the Second Amended and Restated Commitment Letter, the Second Amended and Restated Term Sheet, the Amended and Restated Commitment Letter, the Amended and Restated Term Sheet, the Original Commitment Letter, the Original Term Sheet, and any and all documentation for the Facility, and (ii) the enforcement of any of WFF’s or CapSource’s rights and remedies under this Sixth Amended and Restated Commitment Letter in each case irrespective of whether the Transaction is consummated, and (b) to indemnify, defend, and hold harmless WFF, CapSource, each of their respective affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Exhibit A hereto. WFF agrees to provide telephonic updates as to the estimated accrued amount of Expenses from time to time at the request of Sponsor.

WFF and Sponsor hereby agree that (a) the letter agreement, dated as of May 11, 2009, by and between WFF and Sponsor relating to expense reimbursement is hereby terminated; and (b) the reimbursement of all out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations, and audits) incurred by WFF prior to, or, or after the date hereof shall be governed by the terms of this Sixth Amended and Restated Commitment Letter.

Fees

You agree to pay or cause Company to pay the fees set forth on Annex A-I, in immediately available funds, as and when indicated therein.

Conditions

The several commitments of WFF and CapSource to provide their ratable share of the Facility shall be subject to (a) the negotiation, execution and delivery of definitive loan documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Sixth Amended and Restated Term Sheet, in form and substance reasonably satisfactory to WFF and CapSource (the “Loan Documents”), (b) since December 31, 2008, there has not been any Material Adverse Effect (as defined below), as determined by WFF and CapSource in their reasonable discretion, (c) the absence of any change, in any material respect,

Symphony Technology Group

October 2, 2009

to the Sources and Uses, as determined by WFF and/or CapSource in their reasonable discretion (provided, however, that the Sources and Uses may change as contemplated by the conditions in Annex B), and (d) the performance of your obligations set forth herein and in the Sixth Amended and Restated Term Sheet, and the satisfaction of the conditions set forth herein and in the Sixth Amended and Restated Term Sheet.

For the purposes hereof, “Material Adverse Effect” means, with respect to the Company, any change, event, occurrence or state of facts that (a) is materially adverse to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries (as defined in the Execution Copy of the Agreement and Plan of Merger, dated July 7, 2009, by and among MSC.Software Corporation, a Delaware corporation, Maximum Holdings Inc., a Delaware corporation, and Maximus Inc., a Delaware corporation, together with the Company Disclosure Schedule and Annexes A and B to the Disclosure Schedules, each of which was delivered by Shearman & Sterling LLP to Paul, Hastings, Janofsky & Walker LLP at 3:22 p.m. (Pacific time), 1:43 p.m. (Pacific time), and 2:53 p.m. (Pacific time), respectively, on July 7, 2009, as will be amended by that certain draft Amendment to Agreement and Plan of Merger, by and among MSC.Software Corporation, a Delaware corporation, Maximum Holdings Inc., a Delaware corporation, and Maximus Inc., a Delaware corporation, which was delivered by Shearman & Sterling LLP to Paul, Hastings, Janofsky & Walker LLP at 5:10 p.m. (Pacific time) on September 28, 2009 (the “Merger Agreement”)), taken as a whole, or (b) prevents the Company from consummating the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, excluding, in the case of clause (a), any effect resulting from (A) changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in either case not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (B) changes (including changes of Applicable Law (as defined in the Merger Agreement) or in GAAP (as defined in the Merger Agreement) or regulatory accounting requirements) generally affecting the software industry and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (D) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers resulting therefrom), (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (F) any action taken by the Company or its Subsidiaries at the written request of Parent (as defined in the Merger Agreement) or that is expressly required pursuant to the Merger Agreement in and of itself (it being understood that the manner in which any such action is taken, and the effects of any such action, may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

Symphony Technology Group

October 2, 2009

For the purposes hereof, “Projections” means the financial information and projections as WFF and CapSource may reasonably request, including a business plan for fiscal year 2009 through fiscal year 2012 on a quarterly basis and a written analysis of the business and prospects of Company and its subsidiaries for such period, all in form and substance reasonably satisfactory to WFF and CapSource; it being recognized by WFF and CapSource that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.

Notwithstanding anything in this Sixth Amended and Restated Commitment Letter, the Sixth Amended and Restated Term Sheet or any other letter agreement or other undertaking concerning the Facility to the contrary, (i) the only representations and warranties relating to the Company and its subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Merger Agreement, to the extent that you or Parent have a right not to consummate the transactions contemplated by the Merger Agreement or to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (B) the Specified Representations (as hereinafter defined), and (ii) the terms of the Facility shall contain no condition precedent to the funding of the Facility on the Closing Date other than those set forth in this Sixth Amended and Restated Commitment Letter or in Annex B to the Sixth Amended and Restated Term Sheet, the satisfaction of which shall obligate the Lenders to provide the Facility on the terms set forth in this Sixth Amended and Restated Commitment Letter and the Sixth Amended and Restated Term Sheet (it being understood that, to the extent any collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so (other than (x) the filing of Uniform Commercial Code financing statements, (y) the filing of intellectual property security agreements for intellectual property that is registered as of the Closing Date, and (z) the delivery of stock certificates), the providing of such collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on any Loan Party or its subsidiaries, receipt of governmental approvals in connection with the Facility, use of proceeds, solvency, debt, liens, Federal Reserve Bank margin regulations, the Investment Company Act and, subject to parenthetical in clause (ii) above, the perfection of the security interests granted in the collateral as of the Closing Date.

Symphony Technology Group

October 2, 2009

Confidentiality

(a) You agree that this Sixth Amended and Restated Commitment Letter (including the Sixth Amended and Restated Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis. This Sixth Amended and Restated Commitment Letter is provided solely for the benefit of the parties signatory hereto, and no other person shall acquire or have any right under or by virtue of this Sixth Amended and Restated Commitment Letter. The foregoing notwithstanding, you may (i) provide a copy hereof (including the Sixth Amended and Restated Term Sheet, but not including Annex A-I or Annex A-II) to Company so long as it agrees not to disclose this Sixth Amended and Restated Commitment Letter other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, (ii) provide a copy hereof (including the Sixth Amended and Restated Term Sheet) to Elliott Associates L.P. and Elliott Management Corporation and their respective affiliates that are investment firms so long as they agree not to disclose this Sixth Amended and Restated Commitment Letter other than to their respective officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, (iii) provide a copy hereof (including the Sixth Amended and Restated Term Sheet) to your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, and (iv) after your acceptance hereof in accordance with the terms hereof, file or make such other public disclosures of the terms and conditions hereof (including the Sixth Amended and Restated Term Sheet, but not including Annex A-I or Annex A-II) (A) as you are required by law, in the opinion of your counsel, to make, (B) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (C) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (C), the disclosing party agrees to provide WFF and CapSource with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to WFF and CapSource pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (D) as may be agreed to in advance by WFF and CapSource, (E) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (E) the disclosing party agrees to provide WFF and CapSource with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to WFF and CapSource pursuant to the terms of the subpoena or other legal process, (F) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Sponsor), and (G) in connection with any litigation or other adverse proceeding involving parties to this Sixth Amended and Restated Commitment Letter; provided that prior to any disclosure to a party other than WFF and CapSource, their respective affiliates and their respective counsel under this clause (G) with respect to litigation involving a party other than WFF and CapSource, and their respective affiliates, the disclosing party agrees to provide WFF and CapSource with prior notice thereof.

Symphony Technology Group

October 2, 2009

(b) Each of the Lenders agrees that material, non-public information regarding Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by such Lender in a confidential manner, and shall not be disclosed by such Lender to persons who are not parties to this Sixth Amended and Restated Commitment Letter, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to WFF or CapSource, as applicable, on a “need to know” basis in connection with Transaction contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of WFF or CapSource, as applicable, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Sponsor, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a Lender), (viii) in connection with any proposed assignment or participation of WFF’s or CapSource’s, as applicable, interest in the Facility, provided that any such proposed assignee or participant shall have agreed in writing to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Sixth Amended and Restated Commitment Letter; provided that prior to any disclosure to a party other than Sponsor, Company, the Lenders (as defined in the Sixth Amended and Restated Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than Sponsor, Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide Sponsor with prior notice thereof.

Anything to the contrary in this Sixth Amended and Restated Commitment Letter notwithstanding, Sponsor agrees that WFF and CapSource shall have the right to provide information concerning the aggregate amount of the Facility and the names of Sponsor and Borrower to loan reporting services.

Exclusivity and Certain Fees

The parties agree that the exclusivity, Lender Break-Up Fee (as defined in Annex A-II), and Termination Fee (as defined in Annex A-II) provisions shall be as set forth on Annex A-II.

Symphony Technology Group

October 2, 2009

Information

In issuing this Sixth Amended and Restated Commitment Letter, each Lender is relying on the accuracy of the information furnished to it by or on behalf of Sponsor and Company and their affiliates, without independent verification thereof. Sponsor acknowledges that it is a further condition precedent to the funding of the Facility that, to the best of Sponsor’s knowledge after diligent inquiry, (a) all written information (other than forward looking information and Projections) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor or Company is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all Projections that have or are hereafter made available by or on behalf of Sponsor or Company are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Sponsor or Company to be reasonable at the time such Projections were prepared; it being recognized by WFF and CapSource that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that WFF and CapSource or one or more of their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Sixth Amended and Restated Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and WFF or CapSource, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Sixth Amended and Restated Commitment Letter, irrespective of whether WFF, CapSource, or one or more of their affiliates has advised or is advising you on other matters, (b) WFF or CapSource, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of WFF or CapSource, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Sixth Amended and Restated Commitment Letter, (d) you have been advised that WFF, CapSource, or one or more of their affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that WFF and CapSource do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against WFF or CapSource for breach of fiduciary duty or alleged breach of fiduciary duty and agree that WFF and CapSource shall not have any liability (whether direct or indirect) to you in respect of such a

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October 2, 2009

fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Sixth Amended and Restated Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Sixth Amended and Restated Commitment Letter.

You further acknowledge that one or more of the Lenders’ affiliates are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lenders or one or more of the Lenders’ affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and Company and other companies with which you or Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by any Lender or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Governing Law, Etc.

This Sixth Amended and Restated Commitment Letter shall be governed by, and construed in accordance with, the law of the State of California. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in Los Angeles, California.

This Sixth Amended and Restated Commitment Letter (together with the exhibits and annexes hereto, the Sixth Amended and Restated Term Sheet, and the Sixth Amended and Restated WFF Fee Letter (as defined in the Sixth Amended and Restated Term Sheet)) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. The parties hereto acknowledge and agree that (a) the Fifth Amended and Restated Commitment Letter and the Fifth Amended and Restated Term Sheet are superseded and amended and restated in their entirety by this Sixth Amended and Restated Commitment Letter (together with the exhibits and annexes hereto, and the Sixth Amended and Restated Term Sheet), and (b) the Fifth Amended and Restated WFF Fee Letter (as defined in the Sixth Amended and Restated Term Sheet) is superseded and amended and restated in its entirety by the Sixth Amended and Restated WFF Fee Letter (as defined in the Sixth Amended and Restated Term Sheet).

This Sixth Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Sixth Amended and Restated Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Sixth Amended and Restated Commitment Letter.

Symphony Technology Group

October 2, 2009

In the event that this Sixth Amended and Restated Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Exclusivity and Certain Fees (including Annex A-II), Governing Law, and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of Sponsor under this Sixth Amended and Restated Commitment Letter shall terminate at the time of the execution and delivery of the Loan Documents relative to the Facility.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Sixth Amended and Restated Commitment Letter or the Transaction contemplated hereby or the actions of WFF or CapSource or any of their affiliates in the negotiation, performance, or enforcement of this Sixth Amended and Restated Commitment Letter.

Patriot Act

WFF and CapSource hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), WFF and/or CapSource may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Sixth Amended and Restated Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow WFF and/or CapSource to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.

* * * * *

Symphony Technology Group

October 2, 2009

This Sixth Amended and Restated Commitment Letter shall expire, unless otherwise agreed to in writing by WFF and CapSource, at 12:00 a.m. (Eastern time) on October 7, 2009 (9:00 p.m. (Pacific time) on October 6, 2009), unless prior thereto (i) WFF and CapSource have received a copy of this Sixth Amended and Restated Commitment Letter signed by Sponsor, and (ii) WFF has received a copy of the Sixth Amended and Restated WFF Fee Letter (as defined in the Sixth Amended and Restated Term Sheet) signed by Sponsor. In the event the Loan Documents for the Facility are not executed and delivered by the parties thereto on or prior to November 7, 2009 or the Acquisition is not consummated on or prior to November 7, 2009, then the Lenders’ commitment to provide the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Sixth Amended and Restated Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier. The “Closing Date” shall mean the date of the initial funding under the Facility.

Very truly yours,

WELLS FARGO FOOTHILL, LLC

By:	/S/ JEE HOON PARK
Name:	Jee Hoon Park
Title:	Vice President

CAPITALSOURCE BANK

By:	/S/ STEVE MOSELES
Name:	Steve Moseles
Title:	Executive Vice President

ACCEPTED AND AGREED TO
this 2nd day of October, 2009

SYMPHONY TECHNOLOGY GROUP

By:	/S/ WILLIAM CHISHOLM
Name:	William Chisholm
Title:	Managing Director

cc:	Thomas E. Lane, Senior Vice President, National Underwriting Manager, Wells Fargo Foothill, LLC

Ryan Chin, Director, Loan Syndications, Wells Fargo Foothill, LLC

James Oh, Associate, Loan Syndications, Wells Fargo Foothill, LLC

ANNEX A

[Redacted]

EXHIBIT A

Indemnification Provisions

Capitalized terms used herein shall have the meanings set forth in the sixth amended and restated commitment letter, dated October 2, 2009 (the “Sixth Amended and Restated Commitment Letter”) addressed to Symphony Technology Group (the “Indemnifying Party”) from Wells Fargo Foothill, LLC (“WFF”) and CapitalSource Bank (“CapSource”).

To the fullest extent permitted by applicable law, Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Original Commitment Letter, the Amended and Restated Commitment Letter, the Second Amended and Restated Commitment Letter, the Third Amended and Restated Commitment Letter, the Fourth Amended and Restated Commitment Letter, the Fifth Amended and Restated Commitment Letter, the Sixth Amended and Restated Commitment Letter or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transaction, the Original Commitment Letter, the Amended and Restated Commitment Letter, the Second Amended and Restated Commitment Letter, the Third Amended and Restated Commitment Letter, the Fourth Amended and Restated Commitment Letter, the Fifth Amended and Restated Commitment Letter, or the Sixth Amended and Restated Commitment Letter, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Persons.

These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify any Indemnifying Party shall not relieve any Indemnifying Party from its obligations hereunder. WFF, on behalf of WFF and its Indemnified Persons, shall have the right to retain

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counsel of its choice to represent WFF and its Indemnified Persons. CapSource, on behalf of CapSource and its Indemnified Persons, shall have the right to retain counsel of its choice to represent CapSource and its Indemnified Persons. Each Indemnifying Party shall pay the fees, expenses and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Parties. Each Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of WFF, none of WFF’s Indemnifying Parties shall settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof. Without the prior written consent of CapSource, none of CapSource’s Indemnifying Parties shall settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then each Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by each Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Sixth Amended and Restated Commitment Letter.

Neither expiration or termination of either or both of the Lenders’ commitments under the Sixth Amended and Restated Commitment Letter nor funding or repayment of the loans under the Facilities shall affect these Indemnification Provisions which shall remain operative and in full force and effect.

All obligations and liabilities of the Indemnifying Parties under these Indemnification Provisions shall be in all respects joint and several.

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SIXTH AMENDED AND RESTATED TERM SHEET

This Sixth Amended and Restated Term Sheet is part of the sixth amended and restated commitment letter, dated October 2, 2009 (the “Sixth Amended and Restated Commitment Letter”), addressed to Symphony Technology Group (“Sponsor”) by Wells Fargo Foothill, LLC (“WFF”) and CapitalSource Bank (“CapSource”) and is subject to the terms and conditions of the Sixth Amended and Restated Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Sixth Amended and Restated Commitment Letter unless otherwise defined herein.

Borrower:	MSC.Software Corporation (the “Company”) and each of its domestic subsidiaries (together with the Company, individually and collectively, jointly and severally, the “Borrower”).

Guarantors:	The direct parent company of the Company (the “Parent”) and all of Parent’s present and future direct and indirect subsidiaries (other than Borrower); provided, that, subject to the section hereof entitled “Collateral” and in particular the provision therein regarding intellectual property, subsidiaries that are controlled foreign corporations (each a “CFC”) will not be required to be Guarantors if to do so could reasonably be expected to (i) result in adverse tax consequences to Parent and its subsidiaries, (ii) result in costs to Parent and its subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by the Lenders in their reasonable discretion, or (iii) be prevented or significantly impaired by foreign laws or regulations (such Guarantors, together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

Anything to the contrary contained in the Sixth Amended and Restated Commitment Letter or this Sixth Amended and Restated Term Sheet notwithstanding, the Lenders reserve the right to amend the structure of the Facility to obtain first priority perfected security interests on assets (including, without limitation, accounts receivable, cash, deposit accounts, and intellectual property) of subsidiaries organized under laws other than the laws of the United States.

Lenders and Agent:	WFF, CapSource and such other lenders designated by WFF and/or CapSource with the written consent of Agent (such consent not to be (i) unreasonably withheld or delayed, (ii) required in connection with an assignment by a Lender to one of its affiliates or an approved fund under common control with a Lender, and (iii) required in connection with an assignment for collateral purposes) (the “Lenders”). WFF shall be the administrative agent for the Lenders (in such capacity, the “Agent”).

Co-Lead Arranger:	CapSource shall be the co-lead arranger for the Lenders.

Facility:	A senior secured credit facility (the “Facility”) in a maximum credit amount of $65,000,000 (the “Maximum Credit Amount”). Under the Facility, Lenders will severally (up to the limits described below) provide Borrower with a revolving credit facility (the “Revolver”) and a term loan (the “Term Loan”; together with amounts outstanding under the Revolver, the “Loans”).

Revolver:	Advances under the Revolver (“Advances”) will be available up to a maximum amount outstanding at any one time of $15,000,000 (the “Maximum Revolver Amount”), of which (a) WFF commits to provide up to a maximum amount of $10,500,000 and (b) CapSource commits to provide up to a maximum amount of $4,500,000. At least $7,500,000 of the Revolver will be unfunded on the Closing Date.

Letter of Credit Subfacility:	Under the Revolver, Borrower will be entitled to request that Agent issue guarantees of payment (“Letters of Credit”) with respect to letters of credit issued by Wells Fargo Bank, N.A. in an aggregate amount not to exceed $5,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the Maximum Revolver Amount.

Term Loan:	On the Closing Date, Lenders will provide Borrower the Term Loan in an amount equal to $50,000,000 (of which WFF commits to provide up to a maximum amount of $34,500,000, and CapSource commits to provide up to a maximum amount of $15,500,000), but in no event will the aggregate amount of (x) the Term Loan to be made on the Closing Date and (y) the Advances made under the Revolver on the Closing Date be greater than 2.00 times the Company’s trailing twelve months pro forma EBITDA (“TTM Pro Forma EBITDA”) for the 12 month period ended June 30, 2009.

The parties hereto agree that (x) the pro forma adjustments that are to be added to calculate TTM Pro Forma EBITDA shall be (1) with respect to any reporting period ended on or before the Closing Date (other than the 12 month period ending March 31, 2009, which shall be as set forth in clause (y) below), substantially consistent with the categories of adjustments set forth in the Deloitte consulting report dated as of May 17, 2009

(the “Deloitte Report”) (but including negative adjustments for any capitalized software costs) in amounts reasonably acceptable to the Lenders, and (2) with respect to any reporting period ending after the Closing Date, as reasonably agreed upon by the parties hereto (but including negative adjustments for capitalized software costs), and (y) the TTM Pro Forma EBITDA for the 12 month period ended March 31, 2009 for the Company and its subsidiaries shall be deemed to be $40,825,000.

In addition, for purposes of calculating TTM Pro Forma EBITDA through the period ending December 31, 2010, the following item shall be added back to EBITDA: any restructuring expenses of Company in an amount not to exceed $18,000,000 and only if incurred during the period from the Closing Date through December 31, 2010.

Commencing on March 31, 2010 (the “First Payment Date”) and thereafter through and including December 31, 2010, the Term Loan will be repayable, on a quarterly basis, by an aggregate amount equal to 10% per annum of the original principal amount of the Term Loan.

Commencing on the first anniversary of the First Payment Date and thereafter through and including December 31, 2011, the Term Loan will be repayable, on a quarterly basis, by an aggregate amount equal to 15% per annum of the original principal amount of the Term Loan.

Commencing on the second anniversary of the First Payment Date and thereafter through and including December 31, 2012, the Term Loan will be repayable, on a quarterly basis, by an aggregate amount equal to 15% per annum of the original principal amount of the Term Loan.

Commencing on the third anniversary of the First Payment Date and thereafter through and including the Maturity Date, the Term Loan will be repayable, on a quarterly basis, by an aggregate amount equal to 20% per annum of the original principal amount of the Term Loan.

Any amount remaining unpaid shall be due and payable in full on the Maturity Date.

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time without penalty or premium (unless in connection with the prepayment in full of the Facility). The Revolver commitments may be permanently reduced from time to time so long as Borrower pays to Agent (for the benefit of the Lenders) the Prepayment Premium set forth on Annex A-I hereto.

The Term Loan may be prepaid, upon 10 business days prior written notice and in minimum amounts (to be mutually agreed upon), in Borrower’s sole discretion so long as Borrower pays to Agent (for the benefit of the Lenders) the applicable Prepayment Premium set forth herein. All optional prepayments of the Term Loan shall be applied to the installments due in respect thereof on a pro rata basis.

The Facility may be prepaid and the commitments terminated in whole at any time upon 10 business days prior written notice so long as Borrower pays to Agent (for the benefit of the Lenders) the applicable Prepayment Premium set forth on Annex A-I hereto.

Mandatory Prepayments:	The Facility will be required to be prepaid as follows:

(a) commencing with the fiscal year ending December 31, 2010, in an amount equal to the result of (i) 50% of the consolidated excess cash flow of Parent and its Subsidiaries for each fiscal year, minus (ii) the aggregate amount of all voluntary prepayments of the Term Loan and the Advances during such fiscal year, to the extent the latter are accompanied by an equivalent reduction in the Maximum Revolver Amount; provided that the foregoing percentage shall be reduced to 25% with respect to any fiscal year of the Company (other than the fiscal year of the Company ending December 31, 2010) in which the Company’s total leverage ratio for such fiscal year is less than 1.00:1.00. (The definition of “excess cash flow” will be defined in a manner mutually reasonably acceptable to the Company and the Lenders), but it will be based on EBITDA (the definition of which shall be mutually reasonably acceptable to the Company and the Lenders) and changes in Working Capital (the definition of which shall be mutually reasonably acceptable to the Company and the Lenders) minus cash interest expense, principal payments and loan servicing fees, restructuring costs in an amount not to exceed $18,000,000 and only if incurred during the period from the Closing Date through December 31, 2010, taxes, net capital expenditures, and management fees (as and to the extent permitted)). (The definition of “leverage ratio” shall be defined in a manner mutually and reasonably acceptable to the Company and the Lenders, but it will be based on the result of (x) funded senior indebtedness, which shall be measured as of the date of determination, to (y) EBITDA for the relevant fiscal year);

(b) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon), provided, however, that such proceeds may be reinvested within a 180 day period or within a 270 day period if Borrower has entered into a binding contract for reinvestment within 180 days), subject to customary reinvestment provisions;

(c) in an amount equal to 100% of the net cash proceeds of any debt issued by Parent or its subsidiaries (other than permitted debt);

(d) in an amount equal to 50% of the net cash proceeds of any equity issuance by Parent or its subsidiaries (other than equity issuances (the “Subject Stock”) by Parent (i) to Sponsor or Elliott or any of their respective affiliate funds, (ii) to management and other employees pursuant to employee stock or option plans approved by the board of directors of Parent, (iii) to the extent the proceeds are used to finance Permitted Acquisitions and capital expenditures, and (iv) to any other person that is a shareholder of Parent prior to such issuance of Stock (the “Subject Holder”) so long as the Subject Holder did not acquire any Stock of Parent so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of the Subject Stock to such Subject Holder and so long as no change of control results therefrom); and

(e) in an amount equal to (i) 50% of the net cash proceeds of tax refunds, and (ii) 100% of the net cash proceeds of insurance and casualty receipts (subject to exceptions for (A) customary reinvestment rights in assets used or useful in the business of the Borrower and its subsidiaries, and (B) such other exceptions and reinvestment rights to be mutually agreed upon) and other proceeds from extraordinary events (subject to exceptions for payments of indemnification claims and for proceeds of business interruption insurance) received by the Parent or its subsidiaries; provided, however, that such proceeds may be reinvested within a 180 day period (or within a 270 day period if Borrower has entered into a binding contract for reinvestment within 180 days), subject to customary reinvestment provisions.

All mandatory prepayments shall be applied first to the installments due under the Term Loan on a pro rata basis and second to Advances outstanding under the Revolver (with a corresponding permanent reduction in the Maximum Revolver Amount), and third to cash collateralize the Letters of Credit (with a corresponding permanent reduction in the Maximum Revolver Amount).

Any mandatory prepayment pursuant to clause (b), (c), or (d) above shall be accompanied by the applicable Prepayment Premium set forth on Annex A-I hereto.

Use of Proceeds:	To (i) fund certain fees and expenses associated with the Facility and the Transaction, and (ii) finance the ongoing general corporate needs of Borrower, including Permitted Acquisitions. In addition, a portion of the proceeds will be used to finance a portion of the consideration payable in connection with the consummation of the Acquisition.

Fees and Interest Rates:	As set forth on Annex A-I and in that certain sixth amended and restated fee letter (the “Sixth Amended and Restated WFF Fee Letter”), dated as of even date herewith, executed by WFF and accepted and agreed to by Sponsor. The Sixth Amended and Restated WFF Fee Letter supersedes and amends and restates in its entirety that certain fee letter, dated September 28, 2009, executed by WFF and accepted and agreed to by Sponsor (the “Fifth Amended and Restated WFF Fee Letter”).

Term:	4 years from the Closing Date (“Maturity Date”).

Collateral:	A first priority perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired property and assets (other than leasehold interests in real property) and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to the Lenders and Company), including, notwithstanding anything in the Sixth Amended and Restated Commitment Letter or this Sixth Amended and Restated Term Sheet to the contrary and without limitation and without regard to whether the owner thereof is a Loan Party, substantially all of the intellectual property that is material to the business of Parent and/or its subsidiaries, and (b) in 100% of the capital stock of (or other ownership interests in) each Loan Party (other than Parent) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) CFCs will be required to be pledged if the pledge of a greater percentage could reasonably be expected to (i) result in adverse tax consequences to Parent and its subsidiaries, (ii) result in costs to Parent and its subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by the Lenders in their reasonable discretion, or (iii) be prevented or significantly impaired by foreign laws or regulations.

Representations and Warranties:	The credit agreement governing the Facility will be limited to the following representations and warranties with respect to the Loan Parties and their subsidiaries as are usual and customary for financings of this type (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon): due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; Patriot Act and OFAC; indebtedness; payment of taxes; margin stock; governmental regulation; Parent as holding company; government receivables (assignment of claims), and acquisition documents.

Affirmative Covenants:	The credit agreement governing the Facility will be limited to the following affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type: financial statements (including monthly financial statements, annual audited financial statements, and projections), reports, and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection (by WFF, CapSource, or their respective representatives or agents); compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; registration of intellectual property; protection of intellectual property; preservation and maintenance of intellectual property; source code escrow (on a post-close basis); employee benefits; government receivables (assignment of claims); the filing or registration of any documents as required to perfect the Agent’s security interest in the Collateral; amendments to overly broad financing statements in favor of Solarcom LLC and IBM Credit LLC (on a post-close basis) in respect of leased equipment to clarify that any software that is subject to an equipment lien is limited to imbedded software (rather than the Company’s licensed software), which amendments shall be in form and substance satisfactory to Agent and the Lenders.

Negative Covenants:	The credit agreement governing the Facility will be limited to the following negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type: indebtedness; liens; fundamental changes (including organizational changes); disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions (other than annual distributions of management fees to Sponsor and Elliott in an aggregate amount not to exceed $1,000,000 so long as (a) no event of default has occurred and is continuing, (b) excess availability plus qualified cash is at least $10,000,000 after taking into account all such payments to be made on any date, and (c) the payment of such management fees is subordinated to the obligations under the Facility pursuant to a subordination agreement, which shall be in form and substance reasonably satisfactory to the Lenders); accounting methods; investments (other than Permitted Acquisitions); transactions with affiliates; use of proceeds; Parent as holding company; limitations on cash in foreign jurisdictions acceptable to the Lenders; and restrictions on transferring cash from domestic to foreign Loan Parties and their subsidiaries.

Financial Covenants:	Parent, on a consolidated basis, shall be required to maintain a minimum fixed charge coverage ratio, a maximum leverage ratio, a minimum level of recurring maintenance revenue, and will be subject to a limitation on annual capital expenditures. The levels for the financial covenants will be as set forth on Annex C attached hereto.

Banking Relationship:	The Loan Parties shall be required to establish and maintain their primary domestic, operating and investment accounts with Wells Fargo Bank.

Events of Default:	The credit agreement governing the Facility will include such events of default (certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries as are usual and customary for the Lenders’ financings of this type, including: non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; default on other material debt (including hedging agreements); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Conditions Precedent to Closing:	Customary for the Lenders’ loans of this type and those additional deemed appropriate by the Lenders for this transaction, including those conditions set forth on Annex B.

Assignments:	Each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent and Borrower (each such consent not to be unreasonably withheld, delayed, or conditioned); provided that (a) no consent by Agent or Borrower shall be required for assignments to another Lender, an affiliate of a Lender, or an approved fund under common control with a Lender, or assignments for collateral purposes; (b) no consent of Borrower shall be required (i) during the occurrence and continuation of an event of default, or (ii) in connection with the primary syndication of the commitments and the obligations by WFF (provided that WFF shall consult with Borrower in connection with such primary syndication (it being understood that in no event shall WFF be required to obtain Borrower’s consent with respect to any assignment made in connection with such primary syndication)); and (c) during the occurrence and continuation of an event of default, no consent by WFF as Agent shall be required for assignments by CapSource to a prospective Lender so long as (i) WFF’s share of the Revolver plus the Term Loan is less than $20,000,000 (or if the Revolver has been terminated, WFF’s pro rata share of the outstanding principal balance of the obligations under the Facility is less than 30%), and (ii) the prospective Lender is an Eligible Transferee (such definition to be agreed upon by WFF and CapSource).

Each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrower or Agent.

Required Lenders:	(a) So long as CapSource and its affiliates hold in the aggregate at least $10,000,000 of the Revolver commitment (or if the Revolver commitment has been terminated or reduced to zero, the Advances) and the outstanding principal amount of the Term Loan, the Lenders who hold at least 66% of the sum of (i) the Revolver commitment, or if the Revolver commitment has been terminated or reduced to zero, the then extant Revolver Usage (as hereinafter defined), and (ii) the outstanding principal amount of the Term Loan; and

(b) at all other times, the Lenders who hold at least 51% of the sum of (i) the Revolver commitment, or if the Revolver commitment has been terminated or reduced to zero, the then extant Revolver Usage (as hereinafter defined), and (ii) the outstanding principal amount of the Term Loan; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders which are not affiliates.

“Revolver Usage” means, as of any date of determination, the sum of (1) the amount of outstanding Advances, plus (2) the aggregate undrawn amount of all outstanding Letters of Credit.

Governing Law and Forum:	State of New York

Counsel to Agent:	Paul, Hastings, Janofsky & Walker LLP

Annex B

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a) Completion of the following: an assignment agreement, in form and substance satisfactory to Agent and the Lenders, in which each subsidiary of the Company that owns any intellectual property relating to any software products of the Company assigns all of its right, title, and interest in all intellectual property relating to any software products of the Company to the Company;

(b) Delivery of Loan Documents customary for transactions of this type duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, landlord waivers for headquarters location only; provided, however, that the Loan Parties shall only be required to use their best efforts (other than any requirement under law that a fee must be paid to meet the “best efforts” standard) to deliver such landlord waivers, mortgages, pledge agreements, intercreditor agreements and subordination agreements, and complete schedules to each of the foregoing documents, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, instruments necessary to perfect Agent’s first priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to Agent and the Lenders; and no default or event of default under such Loan Documents shall have occurred or be continuing or would result therefrom;

(c) Receipt of evidence of corporate authority and certificates of status (including certified copies of the governing documents and material agreements) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to Agent and the Lenders;

(d) Completion of (i) confirmatory Patriot Act searches, OFAC/PEP searches, and customary individual background checks for (A) the Loan Parties’ senior management and key principals and (B) majority controlling Sponsor, in each case, the results of which are satisfactory to Agent and the Lenders and (ii) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for individuals that become a member of the senior management or a key principal after the date that the initial searches and background checks were performed, the results of which are satisfactory to Agent and the Lenders;

(e)(i) Not less than $7,500,000 of the Revolver is unfunded at close, and (ii) cash of the Loan Parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses) is not less than $26,000,000 (of which $10,000,000 must be cash maintained in deposit accounts of the Company located in the United States);

(f) Receipt of evidence satisfactory to Agent and the Lenders that the Loan Parties have EBITDA of at least $34,000,000 for the 12 month period ending on June 30, 2009;

(g) The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Facility:

(i) Evidence of a cash equity investment of an amount sufficient for Newco to pay the purchase price for the Acquisition, after giving effect to the aggregate amount of (y) the Facility plus (z) the amount of the Company’s cash that will be used to pay the purchase price, and the amount of such cash equity investment shall, in any event, be at least $187,010,000 (assuming a price per share of the Company’s common stock of at least $8.40) by parties reasonably satisfactory to the Lenders and on terms reasonably satisfactory to the Lenders, of which $106,510,000 (assuming a price per share of the Company’s common stock of at least $8.40) must be contributed in cash by Sponsor on terms reasonably satisfactory to the Lenders; provided, however, that if the conditions precedent to the Subordinated Loan Debt (as defined below) have not been satisfied or waived on the Closing Date, evidence of a cash equity investment of an amount sufficient for Newco to pay the purchase price for the Acquisition, after giving effect to the aggregate amount of (y) the Facility plus (z) the amount of the Company’s cash that will be used to pay the purchase price, and the amount of such cash equity investment shall, in any event, be at least $235,510,000 (assuming a price per share of the Company’s common stock of at least $8.40) by parties reasonably satisfactory to the Lenders and on terms reasonably satisfactory to the Lenders, of which $134,130,000 (assuming a price per share of the Company’s common stock of at least $8.40) must be contributed in cash by Sponsor on terms reasonably satisfactory to the Lenders;

(ii) The Acquisition shall be consummated in accordance with all applicable requirements of law and shall have been approved by the Company’s board of directors and (if necessary) shareholders;

(iii) The definitive agreement relative to the Acquisition shall be substantially in the form of the Merger Agreement and all other all documentation associated with the Acquisition (collectively, the “Acquisition Documentation”) shall be in form and substance reasonably satisfactory to the Lenders or subject to subsequent amendments or modifications approved by or consented to by the Lenders in their reasonable discretion;

(iv) the Acquisition shall be completed on the Closing Date in accordance with the terms and conditions of the Acquisition Documentation, and no such terms or conditions (other than any immaterial terms or conditions) shall have been waived other than with the consent of the Lenders; and Agent and the Lenders shall have received a certificate of Borrower executed by an authorized officer of Borrower certifying on behalf of Borrower as to the solvency of Borrower on a consolidated basis after giving effect to the Acquisition;

(v) If the conditions precedent thereto have been satisfied or waived on the Closing Date, (A) evidence of receipt by Borrower of $50,000,000 (the “Subordinated Loan Debt”) from a subordinated debt facility provided by Barclays Structured Principal Investing Fund, L.P. that will be secured by a security interest that is junior in priority to the security of interest of Agent in respect of the Facility on the Collateral, the terms and conditions of such subordinated debt facility (including but not limited to terms and conditions relating to the interest rate, fees, maturity, payment subordination, covenants, lien subordination, events of default and remedies) shall be reasonably satisfactory to the Lenders (it being understood and agreed that a maturity date of 5 years or longer and interest that is paid in kind are satisfactory to the Lenders) and (B) delivery of an intercreditor agreement duly executed by Barclays Structured Principal Investing LLC with respect to such subordinated debt facility, which shall include debt subordination terms and lien subordination terms that are reasonably satisfactory to the Lenders and shall otherwise be in form and substance reasonably satisfactory to the Lenders; and

(h) Receipt of all governmental and third party approvals (including shareholder approvals, Hart-Scott-Rodino clearance and other consents) necessary or, in the reasonable opinion of the Lenders, advisable in connection with the Transaction, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction.

Annex C

[Redacted]